UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2022

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

As previously disclosed, on February 14, 2022, Wynn MA, LLC, a Nevada limited liability company (“Wynn MA”) and indirect, wholly owned subsidiary of Wynn Resorts, Limited, a Nevada corporation (“WRL”) entered into an equity purchase agreement (the “Equity Purchase Agreement”) with Realty Income Corporation, a Maryland corporation (“Realty”).

Equity Purchase Agreement

The transactions contemplated by the Equity Purchase Agreement closed on December 1, 2022 (the “Closing Date”), as a result of which, among other things, Wynn MA and certain other subsidiaries of WRL (i) effected a transfer of certain real estate assets related to the Encore Boston Harbor integrated resort (such real estate assets, the “Property”) for $1,700,000,000 through the (a) sale all of the issued and outstanding membership interests of EBH MA Property, LLC, a Massachusetts limited liability company and fee owner of certain real estate assets related to the Property (“EBH”) to MDC Encore Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Realty (“MDC”) and (b) transfer, by way of sale, assignment, easement and lease of certain other parcels of real estate comprising the Property to MDC and (ii) entered into a lease (the “Lease”) with respect to the Property with EBH and MDC (collectively, in such capacity “Landlord”).

The representations, warranties and covenants contained in the Equity Purchase Agreement were made only for purposes of the Equity Purchase Agreement and as of the specific date (or dates) set forth therein and were solely for the benefit of the parties thereto and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Equity Purchase Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Equity Purchase Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of Wynn MA, Realty, WRL or any other parties thereto.

The foregoing description of the Equity Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Purchase Agreement, a copy of which is filed as Exhibit 2.1 to WRL’s Current Report on Form 8-K, filed with the Commission on February 15, 2022, and is incorporated herein by reference. All capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Equity Purchase Agreement.

Item 1.01	Entry into a Material Definitive Agreement.

Lease

Concurrently with the closing of the transactions contemplated by the Equity Purchase Agreement, on the Closing Date, Wynn MA and Everett Property, LLC, a Massachusetts limited liability company and indirect, wholly owned subsidiary of WRL (collectively, in such capacity, the “Tenant”), entered into the Lease with the Landlord with respect to the Property. The Lease has an initial annual rent of $100 million (the “Rent”) for a term of thirty years with one thirty-year renewal option. The Rent will escalate annually throughout the term of the Lease at a rate of 1.75% per annum for the first ten years and thereafter at a rate equal to the greater of 1.75% and the CPI increase during the prior year subject to a cap of 2.5%. In addition, the Lease requires that the Tenant make capital expenditures at the Property on a cycle consistent with Tenant’s past practices and that the Tenant comply with a financial covenant, which, if not met, Tenant may cure by maintaining cash security or providing one or more letters of credit in favor of Landlord in an amount equal to the Rent for the succeeding six month period. Wynn Resorts Finance, LLC has also provided a guarantee of Tenant’s obligations under the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease filed as Exhibit 10.1 hereto. Exhibits and schedules that have been excluded from the text of the Lease attached hereto will be supplementally furnished to the Commission upon request.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure under the Introductory Note and Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

2.1
Equity Purchase Agreement, dated as of February 14, 2022 by and between Wynn MA, LLC and Realty Income Corporation (incorporated by reference to Exhibit 2.1 of Wynn Resorts, Limited’s Current Report on Form 8-K filed with the Commission on February 15, 2022).

10.1	Lease, dated as of December 1, 2022 by and among EBH MA Property, LLC, MDC Encore Holdings, LLC, Wynn MA, LLC and Everett Property, LLC.
99.1	Press Release, dated December 1, 2022.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: December 1, 2022	By:	/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer
(Principal Financial and Accounting Officer)